SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                  FORM 15


      Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or
    Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                  the Securities Exchange Act of 1934.

                      Commission File Number 0-17229

                         DAKA INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)

      One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts
                         Telephone: (508) 774-9115
      (address, including zip code, and telephone number, including area code, or registrant s principal executive offices)

                       $.01 par value common stock
         (Title of each class of securities covered by this Form)

                                   None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    [X]      Rule 12h-(b)(1)(ii) [  ]
   Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i) [  ]
   Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)[  ]
   Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6          [  ]
   Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the
certification or notice date:   ONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Daka International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: JULY 18, 1997           COMPASS HOLDINGS, INC., as sole
                              shareholder of Daka International,
                              Inc.


                              By:   /S/ MICHAEL J. BAILEY
                                    Michael J. Bailey
                                    Chief Executive Officer